CUTLER  LAW  GROUP
                      610 NEWPORT CENTER DRIVE, SUITE 800
                         NEWPORT BEACH, CALIFORNIA 92660
                                 (949)719-1977           M. Richard Cutler, Esq.
                              FAX: (949) 719-1988        Brian A. Lebrecht, Esq.
                               www.cutlerlaw.com         Vi Bui, Esq.
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                               December 1, 1999


Securities  and  Exchange  Commission
Division  of  Corporate  Finance
Washington,  D.C.  20549

     Re:     Go  Online  Networks  Corporation

Ladies  and  Gentlemen:

     This office represents Go Online Networks Corporation, a Delaware corporation (the "Registrant") in connection with the Registrant's Registration Statement on Form SB-2 under the Securities Act of 1933 (the "Registration
Statement"), which relates to the resale of (i) up to 27,027,027 shares of common stock issuable in connection with an Investment Agreement between the Registrant and Triton Private Equities Fund L.P. (the AInvestment Agreement Shares@) (ii) up to an additional 2,834,010 shares of common stock issuable upon the conversion of the Series 1999-A Eight Percent Convertible Note (the AConversion Shares@), (iii) up to 453,442 shares of common issuable in satisfaction of interest due under the Notes (the AInterest Shares@), (iv) up to 192,500 shares of common stock issuable upon the exercise of warrants issued to the Note holder (the ANoteholder Warrant Shares@), (v) up to 1,000,000 shares issuable upon the exercise of warrants issued to an investor in the Registrant (the AWarrant Shares@), and (vi) 308,333 shares of common stock issued to the Registrant=s legal counsel (the ALegal Shares@). For purposes hereinafter, the Investment Agreement Shares, Conversion Shares, Interest Shares, Noteholder Warrant Shares, Warrant Shares and Legal Shares, together with the components of each of the foregoing, are collectively referred to as the "Registered Securities." In connection with our representation, we have examined such documents and undertaken such further inquiry as we consider necessary for rendering the opinion hereinafter set forth.

     Based upon the foregoing, it is our opinion that the Registered Securities, when issued as set forth in the Registration Statement, will be legally issued, fully paid and nonassessable.

     We acknowledge that we are referred to under the heading "Legal Matters" in the Prospectus which is a part of the Registrant's Form SB-2 Registration Statement relating to the Registered Securities, and we hereby consent to such use of our name in such Registration Statement and to the filing of this opinion as Exhibit 5 to the Registration Statement and with such state regulatory agencies in such states as may require such filing in connection with the registration of the Registered Securities for offer and sale in such states.




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